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                                                                 Exhibit 11.1

PAYLESS CASHWAYS, INC. AND SUBSIDIARY

COMPUTATION OF PER SHARE LOSS
- -------------------------------------

(In thousands, except per share amounts)


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

                                                                                      Quarter and Year Ended
                                                                          -----------------------------------------------
                                                                          February 24,                       February 25,
                                                                             1996                               1995
                                                                          ------------                       ------------

PRIMARY
- -------

Net loss                                                                  $    (7,623)                       $    (3,864)

           Less:
                Preferred stock dividends                                      (1,452)                            (1,341)
                                                                          ------------                       ------------

Net loss available to common shareholders                                 $    (9,075)                       $    (5,205)
                                                                          ------------                       ------------
Weighted average common and dilutive common
     equivalent shares outstanding                                             39,916  (1)                        39,878  (1)
                                                                          ------------                       ------------

Net loss per common share                                                 $      (.23)                       $      (.13)
                                                                          ============                       ============




FULLY DILUTED
- -------------

Net loss                                                                  $    (7,623)                       $    (3,864)

           Less:
                Preferred stock dividends                                      (1,452)                            (1,341)
                                                                          ------------                       ------------

Net loss available to common shareholders                                 $    (9,075)                       $    (5,205)
                                                                          ------------                       ------------

Weighted average common and dilutive common
     equivalent shares outstanding                                             39,916  (1)                        39,878  (1)
                                                                          ------------                       ------------

Net loss per common share                                                 $      (.23)                       $      (.13)
                                                                          ============                       ============



(1) Due to a loss being incurred for the period, dilutive common equivalent shares have not been computed as the resulting earnings per share would be antidilutive.

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